424(b)(3)
                                                               No. 33-90998-01

                           CNL INCOME FUND XVIII, LTD.


     This Supplement is part of, and should be read in conjunction with, the Prospectus dated May 9, 1997 and the Prospectus Supplement dated November 6, 1997. This Supplement replaces the Supplements dated December 9, 1997 and January 8, 1998. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

     All subscriptions are for the purchase of Units of CNL Income Fund XVIII, Ltd. ("CNL XVIII"). Offers are no longer being made nor are the General Partners accepting subscriptions for CNL XVII. THE ACQUISITION OF UNITS OF ONE PARTNERSHIP WILL NOT ENTITLE THE INVESTOR TO ANY OWNERSHIP INTEREST IN THE OTHER PARTNERSHIP OR ITS PROPERTIES.

     Information as to proposed properties for which CNL XVIII has received initial commitments and as to the number and types of Properties acquired by CNL XVIII is presented as of January 22, 1998, and all references to commitments or Property acquisitions should be read in that context. Proposed properties for which CNL XVIII receives initial commitments, as well as property acquisitions that occur after January 22, 1998, will be reported in a subsequent Supplement.

                                  THE OFFERING

Subscription Procedures

     As of January 22, 1998, CNL XVIII had received total subscription proceeds of $34,815,170 (3,481,517 Units) from 1,564 Limited Partners. As of January 22, 1998, the Company had invested or committed for investment approximately $28,064,000 of such proceeds in 22 Properties and to pay Acquisition Fees and miscellaneous Acquisition Expenses leaving approximately $2,568,000 in offering proceeds available for investment in Properties. As of January 22, 1998, CNL XVIII had incurred $1,566,683 in Acquisition Fees to an Affiliate of the General Partners.

                                    BUSINESS

Property Acquisitions

     Between October 23, 1997 and January 22, 1998, CNL XVIII acquired one Property consisting of land and building. The Property is a Chevy's Fresh Mex Property (in Mesa, Arizona). For information regarding the 21 Properties acquired by CNL XVIII prior to October 23, 1997, see the Prospectus dated May 9, 1997 and the Prospectus Supplement dated November 6, 1997.

     In connection with the purchase of this Property, CNL XVIII, as lessor, entered into a long-term lease agreement with an unaffiliated lessee. The general terms of the lease agreement are described in the section of the Prospectus entitled "Business - Description of Leases."

     The following table sets forth the location of the one Property consisting of land and building acquired by CNL XVIII from October 23, 1997 through January 22, 1998, a description of the competition, and a summary of the principal terms of the acquisition and lease of the Property.





January 28, 1998                                   Prospectus Dated May 9, 1997




                              PROPERTY ACQUISITIONS
                 From October 23, 1997 through January 22, 1998


                                                          Lease Expira-
Property Location and      Purchase         Date            tion and          Minimum                                 Option To
Competition                Price (1)      Acquired      Renewal Options     Annual Rent (2)        Percentage Rent    Purchase
-----------                ---------      --------      ---------------     ---------------        ---------------    --------
Chevy's Fresh Mex        $2,476,374       12/31/97      12/2012; two        $243,643; increases    for each lease    at any time
(the "Mesa Property")                                   five-year           by 10% after the       year, 5% of       during the
Existing restaurant                                     renewal options     fifth lease year and   the amount by     lease term
                                                                            after every five       which annual
The Mesa Property is                                                        years thereafter       gross sales
located on the east                                                         during the lease       exceed
side of South Alma                                                          term                   $3,491,500
School Road, in Mesa,
Maricopa County,
Arizona, in an area of
mixed retail,
commercial, and
residential
development.  Other
fast-food and family-
style restaurants
located in proximity
to the Mesa Property
include a Black-eyed
Pea, a McDonald's, a
Denny's, an
Applebee's, an Olive
Garden, a Bennigan's,
a Red Lobster, and
several local
restaurants.



-----------------------------
FOOTNOTES:

(1) The estimated federal income tax basis of the depreciable portion (the building portion) of the Property acquired is set forth below:

         Property                   Federal Tax Basis
         --------                   -----------------

         Mesa Property                  $1,588,000

(2) Minimum annual rent for the Property became payable on the effective date of the lease.

Pending Investments

         As of January 22, 1998, CNL XVIII had an initial commitment to acquire one property consisting of land and building. The acquisition of this property is subject to the fulfillment of certain conditions, including, but not limited to, a satisfactory environmental survey and property appraisal. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that this property will be acquired by CNL XVIII. If acquired, the lease of this property is expected to be entered into on substantially the same terms described in the Prospectus in the section entitled "Business - Description of Leases."

         Set forth below are summarized terms expected to apply to the lease for this property. More detailed information relating to this property and its related lease will be provided at such time, if any, as the property is acquired.


                                 Lease Term and                                                           Option to
Property                         Renewal Options     Minimum Annual Rent          Percentage Rent         Purchase
--------                         ---------------     -------------------          ---------------         --------
Arby's                           20 years; two       (1); increases by 4.14%             None             at any time after
Columbus, OH                     five-year renewal   after the third lease year                           the seventh lease
Restaurant to be constructed     options             and after every three                                year
                                                     years thereafter during
                                                     the lease term



______________________________

FOOTNOTES:

(1) Initial construction period rent equal to 325 basis points over non-callable U.S. Treasuries with a maturity date of 20 years. Initial minimum annual rent shall equal the rate which is in effect 15 business days prior to the commencement of the annual rent.

                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                           CNL INCOME FUND XVIII, LTD.
                       PROPERTIES ACQUIRED FROM INCEPTION
                            THROUGH JANUARY 22, 1998
         For the Period October 12, 1996 (the date operations commenced)
                      through December 31, 1996 (Unaudited)


         The following statement presents unaudited estimated taxable operating results of each Property acquired by CNL XVIII from inception through January 22, 1998. The statement presents estimated taxable operating results for each Property that was operational as if the Property had been acquired and operational on October 12, 1996 (the date CNL XVIII commenced operations) through December 31, 1996. The statement should be read in light of the accompanying footnotes.

         These estimates do not purport to present actual or expected operations of CNL XVIII for any period in the future. These estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith. No single lessee or group of affiliated lessees lease Properties with an aggregate purchase price in excess of 20% of the expected total net offering proceeds of CNL XVIII.




                                              Burger King        Golden Corral          Jack in the Box       Jack in the Box
                                              Kinston, NC      Houston #1, TX (7)      Echo Park, CA (6)     Henderson, NV (6)
                                              -----------      ------------------      -----------------     -----------------
Estimated Taxable Operating Results:

Base Rent (1)                                  $ 19,862             (5)                     (5)                     (5)

Management Fees (2)                                (199)            (5)                     (5)                     (5)

General and Administrative
  Expenses (3)                                     (993)            (5)                     (5)                     (5)
                                               --------
Estimated Cash Available from
  Operations                                     18,670             (5)                     (5)                     (5)

Depreciation Expense (4)                         (3,660)            (5)                     (5)                     (5)
                                               --------
Estimated Taxable Operating Results            $ 15,010             (5)                     (5)                     (5)
                                               ========







                                  See Footnotes





                                             Jack in the Box            Golden Corral         Boston Market      Black-eyed Pea
                                           Centerville, TX (6)        Galveston, TX (7)        Raleigh, NC        Atlanta, GA
                                           -------------------        -----------------        -----------        -----------
Estimated Taxable Operating Results:

Base Rent (1)                                    (5)                       (5)                  $ 27,144            $ 15,358

Management Fees (2)                              (5)                       (5)                      (271)               (154)

General and Administrative
  Expenses (3)                                   (5)                       (5)                    (1,357)               (768)
                                                                                                --------            --------
Estimated Cash Available from
  Operations                                     (5)                       (5)                    25,516              14,436

Depreciation Expense (4)                         (5)                       (5)                    (2,672)             (3,596)
                                                                                                --------            --------
Estimated Taxable Operating Results              (5)                       (5)                  $ 22,844            $ 10,840
                                                                                                ========            ========






                                  See Footnotes



                                             Golden Corral          Boston Market          On The Border           Boston Market
                                               Stow, OH          San Antonio #1, TX      San Antonio #2, TX        Minnetonka, MN
                                             -------------       ------------------      ------------------        --------------
Estimated Taxable Operating Results:

Base Rent (1)                                   $ 42,009               (5)                     (5)                     (9)

Management Fees (2)                                 (420)              (5)                     (5)                     (9)

General and Administrative
  Expenses (3)                                    (2,100)              (5)                     (5)                     (9)
                                                --------
Estimated Cash Available from
  Operations                                      39,489               (5)                     (5)                     (9)

Depreciation Expense (4)                          (7,047)              (5)                     (5)                     (9)
                                                --------
Estimate Taxable Operating Results              $ 32,442               (5)                     (5)                     (9)
                                                ========







                                  See Footnotes




                                               Wendy's          Boston Market          Jack in the Box           Golden Corral
                                              Sparta, TN        Timonium, MD          Houston #2, TX (6)     Elizabethtown, KY (7)
                                              ----------        ------------          ------------------     ---------------------
Estimated Taxable Operating Results:

Base Rent (1)                                   (5)                 (5)                    (5)                     (5)

Management Fees (2)                             (5)                 (5)                    (5)                     (5)

General and Administrative
  Expenses (3)                                  (5)                 (5)                    (5)                     (5)

Estimated Cash Available from
  Operations                                    (5)                 (5)                    (5)                     (5)

Depreciation Expense (4)                        (5)                 (5)                    (5)                     (5)

Estimate Taxable Operating Results              (5)                 (5)                    (5)                     (5)







                                  See Footnotes



                                                 IHOP                 Arby's                    IHOP           Golden Corral
                                          Santa Rosa, CA (8)      Lexington, NC          Bridgeview, IL(8)     Destin, FL (7)
                                          ------------------      -------------          -----------------     --------------
Estimated Taxable Operating Results:

Base Rent (1)                                $ 28,547               $ 13,861               $ 31,579                  (5)

Management Fees (2)                              (285)                  (139)                  (316)                 (5)

General and Administrative
  Expenses (3)                                 (1,427)                  (693)                (1,579)                 (5)
                                             --------               --------               --------
Estimated Cash Available from
  Operations                                   26,835                 13,029                 29,684                  (5)

Depreciation Expense (4)                       (4,678)                (2,499)                (6,267)                 (5)
                                             --------               --------               --------
Estimate Taxable Operating Results           $ 22,157               $ 10,530               $ 23,417                  (5)
                                             ========               ========               ========




                                  See Footnotes


                                               Ground Round         Chevy's Fresh Mex
                                               Rochester, NY             Mesa, AZ            Total
                                               -------------        -----------------        -----
Estimated Taxable Operating Results:

Base Rent (1)                                  $107,159                $243,643              $529,162

Management Fees (2)                              (1,072)                 (2,436)               (5,292)

General and Administrative
  Expenses (3)                                   (5,358)                (12,182)              (26,457)
                                               --------                --------              --------
Estimated Cash Available from
  Operations                                    100,729                 229,025               497,413

Depreciation Expense (4)                        (14,478)                (39,700)              (84,597)
                                               --------                --------              --------
Estimate Taxable Operating Results             $ 86,251                $189,325              $412,816
                                               ========                ========              ========


-------------------------------
FOOTNOTES:

(1) Represents rental income from leases for nine of the 22 Properties acquired from inception through December 31, 1997, which were operational at the time acquired by CNL XVIII, for the period commencing October 12, 1996 (the date CNL XVIII commenced operations) through December 31, 1996. The 13 Properties acquired by CNL XVIII that are under construction are not presented due to the fact that they were not operational for the period presented.

(2) The Properties are managed pursuant to a management agreement between CNL XVIII and an Affiliate of the General Partners, pursuant to which the Affiliate receives an annual management fee in an amount equal to one percent of the gross revenues that CNL XVIII earns from its Properties. See "Management Compensation."

(3) Estimated at five percent of gross rental income based on the previous experience of Affiliates of the General Partners with 17 public limited partnerships which own properties similar to that owned by CNL XVIII.

(4) The estimated federal tax basis of the depreciable portion (the building portion) of the Properties has been depreciated on the straight-line method over 40 years.

(5) This Property is under construction and therefore was not operational for the period presented. The development agreements for the Properties which are to be constructed, provide that construction must be completed no later than the dates set forth below:

         Property                          Estimated Final Completion Date
         --------                          -------------------------------

         Houston #1 Property               Opened for business April 1, 1997
         Echo Park Property                Opened for business June 26, 1997
         Henderson Property                Opened for business June 30, 1997
         Centerville Property              Opened for business April 18, 1997
         Galveston Property                Opened for business May 19, 1997

         Property                      Estimated Final Completion Date
         --------                      -------------------------------

         San Antonio #1 Property       Opened for business August 18, 1997
         San Antonio #2 Property       Opened for business September 2, 1997
         Sparta Property               Opened for business August 25, 1997
         Timonium Property             Opened for business July 13, 1997
         Houston #2 Property           Opened for business September 24, 1997
         Elizabethtown Property        Opened for business October 21, 1997
         Destin Property               March 16, 1998

(6) The lessee of the Echo Park, Henderson, Centerville and Houston #2 Properties is the same unaffiliated lessee.

(7) The lessee of the Houston #1, Galveston, Elizabethtown and Destin Properties is the same unaffiliated lessee.

(8) The lessee of the Santa Rosa and Bridgeview Properties is the same unaffiliated lessee.

(9) This Property was originally acquired with the intent to construct a Boston Market restaurant. The tenant has subsequently decided not to develop on this location. CNL XVIII and the tenant are currently in discussions regarding the disposition of the Property or development into a different restaurant concept. If sold, any proceeds received from the sale of the Property will be used by CNL XVIII to acquire an additional Property.